Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	February 2, 2011

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Fourth Quarter and 2010 Results

AURORA, Illinois — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (Nasdaq: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the fourth quarter of 2010.  The Company recorded a net loss of $76.6 million for the fourth quarter of 2010, as compared to a net loss of $9.6 million in the fourth quarter of 2009.  The company incurred income tax expense of $65.0 million related to a valuation allowance on deferred tax assets in the fourth quarter of 2010.  Excluding that charge, the pretax net loss would have been $11.6 million for the fourth quarter of 2010 as compared to $16.8 million in the fourth quarter of 2009.  Fourth quarter results in 2010 included a $14.0 million provision for loan losses which compared favorably to the $30.1 million provision in the fourth quarter of 2009 whereas the provision increased from $11.8 million in the third quarter of 2010.  The fourth quarter 2010 provision increased the allowance coverage to 4.51% of loans, which was an increase from both 3.13% at December 31, 2009 and 3.75% at September 30, 2010.  The Company recorded a net loss available to common shareholders of $77.8 million for the fourth quarter of 2010, as compared to a net loss available to common shareholders of $10.7 million in the fourth quarter of 2009.  On a per share basis, that net loss per share was $5.48, compared to a net loss per share of $0.77 in 2009.

The net loss available to common shareholders for the year ending December 31, 2010 was $8.03 per share, on $113.2 million in net loss, as compared to a net loss available to common shareholders of $5.04 per share, on $69.9 million in net loss, for 2009.  The pre-tax loss for December 31, 2010 and 2009 was $100.6 million and $144.6 million, respectively.  The losses in both 2010 and 2009 were significantly impacted by large non-recurring, non-cash charges, including the previously mentioned $65.0 million income tax expense on deferred tax assets recognized in the fourth quarter of 2010 and a goodwill impairment charge of $57.6 million ($35.6 million on an after-tax basis).

In announcing these results, the Company’s Chairman and CEO, William Skoglund said, “We continue to reposition our balance sheet to reduce risk and enhance liquidity and asset quality.  Where permissible, we have deferred dividends and distributions on our capital instruments while also taking steps to cut our operating expenses.  We believe we have maintained open dialogue with our customers, employees, stakeholders and regulators.  Our employees are working aggressively to address our issues and move us towards a recovery.  We believe we have strong and profitable wealth management and mortgage origination units in addition to our valuable retail branch network at the core of our franchise.  We are positioning the Company so that we can raise additional capital to build on that core when the appropriate time and opportunity presents itself.”

Highlights

Positive Core Earnings

•                  Core earnings continued at $9.9 million in the fourth quarter (core earnings exclude taxes, provisions for loan losses, income and expenses associated with other real estate owned, and a small gain on litigation related to the third quarter 2010 Illinois Supreme Court reinstated judgment).

•                  The tax-equivalent net interest margin increased to 3.64% during the year ended December 31, 2010, compared to 3.47% in the year ended December 31, 2009.

Noninterest Expense Management

•                  Noninterest expenses, excluding goodwill and OREO expense, decreased in both the fourth quarter and year ended December 31, 2010 $382,000 and $4.0 million, respectively, as compared to the same periods in the prior year.

Positive Core Deposit Growth

•                  Noninterest bearing demand deposits increased $22.5 million, or 7.3%, at December 31, 2010 as compared to December 31, 2009 and by $12.0 million, or 3.7%, on a quarterly average comparative basis during the fourth quarter of 2010.

Asset Quality

•                  The provision for loan loss expense decreased to $14.0 million and $89.7 million for the fourth quarter and year ended December 31, 2010, respectively, as compared to $30.1 million and $96.7 million in the same periods in 2009.

•                  The fourth quarter 2010 provision increased the allowance coverage to 4.51% of loans, which was an increase from both 3.13% at December 31, 2009 and 3.75% at September 30, 2010.

•                  Nonperforming loans totaled $228.9 million as of December 31, 2010 as compared to $189.7 million at December 31, 2009 and $228.4 million as of September 30, 2010, due to management’s aggressive and continued action to identify and address problem credits.

•                  A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category decreased to $13.9 million at December 31, 2010 from $17.6 million at September 30, 2010 and $39.1 at December 31, 2009.

•                  Management also observed a significant reduction in new commercial real estate loans migrating to watch loan status on a linked quarter comparative basis.  While management has established loan loss reserves that indicate that additional charge-offs may follow, we believe that the risks have been identified and we are proactively working through credit issues.

Net Interest Income

Net interest income decreased from $87.1 million for the year ended December 31, 2009 to $78.6 million for the year ended December 31, 2010.  Average earning assets decreased $410.0 million, or 15.8%, during 2010, as management continued to focus on asset quality and capital management and took steps to shrink the balance sheet and preserve capital.  Loan growth was limited through 2010 and average loans including loans held for sale during the year decreased $315.7 million, which was also due, in part, to a lower level of qualified borrower demand within the Bank’s market, combined with charge-off activity.  Management also continued to reduce securities available for sale in the fourth quarter of 2010, with a strong emphasis upon reducing tax-exempt bond holdings, which typically provide an incremental benefit in periods where there is taxable income.  This balance sheet deleveraging included significant reductions in both borrowings and deposits that previously provided funding for loan growth and a larger securities portfolio.  Management maintained an emphasis upon relationship banking throughout 2010 versus attracting or retaining customers with a single transaction focus, which is typically associated with a higher cost of funding.  As a result, there was a decrease in average interest bearing liabilities of $335.9 million, or 15.0%, in 2010 and the overall balance sheet reduction helped to improve capital ratios.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.47% in 2009 to 3.64% in 2010.  The average tax-equivalent yield on earning assets decreased from 5.16% in 2009 to 4.86%, or 30 basis points, in 2010.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 2.03% to 1.47%, or 56 basis points.  The decrease in the level of average earning assets in 2010, principally loans, contributed to decreased interest income as did the higher level of nonaccrual loans.  The general decrease in interest rates, particularly rates on time certificate of deposits provided an offsetting effect of the continued balance sheet deleverage strategy.

Net interest income decreased $4.1 million from $22.2 million in the fourth quarter of 2009 to $18.2 million in the fourth quarter of 2010.  Consistent with the above rationale, average earning assets decreased $398.8 million, or 16.4%, from $2.44 billion in the fourth quarter of 2009, to $2.04 billion in the fourth quarter of December 2010.  Average other real estate owned (“OREO”) also increased $23.1 million during the same period comparison as collateral from loans was converted.  Net charge-offs also decreased average loans, but the pace of this activity in 2010 decreased by $17.7 million in a fourth quarter comparison.  Average interest bearing liabilities decreased $319.3 million, or 15.2%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.72% in the fourth quarter of 2009 to 3.55% in the fourth quarter of 2010.  The average tax-equivalent yield on earning assets decreased from 5.12% in the fourth quarter of 2009 to 4.72% in the fourth quarter of 2010, or 40 basis points.  The cost of interest-bearing liabilities also decreased from 1.70% to 1.41%, or 29 basis points, in the same period.  Consistent with the year to date margin trend, the decrease in earning assets coupled with higher nonaccrual loan levels decreased interest income.  At the same time, however, the repricing of interest bearing assets and liabilities in a lower interest rate environment helped to offset that decrease.

Asset Quality

In the year ended 2010, the Company recorded an $89.7 million provision for loan losses, which included an addition of $14.0 million in the fourth quarter.  In the year ended 2009, the provision for loan losses was $96.7 million, which included an addition of $30.1 million in the fourth quarter.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans increased to $228.9 million at December 31, 2010 from $189.7 million at December 31, 2009, and $228.4 million at September 30, 2010.  Charge-offs, net of recoveries, totaled $77.9 million and $73.4 million for the full years ended of 2010 and 2009, respectively.  Net charge-offs totaled $5.9 million in the fourth quarter of 2010 and $23.6 million in the fourth quarter of 2009.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the table below.

	Three Months Ended		Year to Date
Loan Charge-offs, Gross	December 31,		December 31,
(in thousands)	2010	2009	2010	2009
Real Estate-construction
Homebuilder	$1,636	$10,240	$18,916	$34,981
Land	546	5,282	7,412	12,827
Commercial speculative	850	3,241	10,196	11,734
All other	531	355	2,797	631
Total real estate - construction	3,563	19,118	39,321	60,173
Real estate-residential
Investor	516	1,117	8,798	3,520
Owner occupied	407	947	3,286	1,546
Revolving and junior liens	248	407	1,132	1,172
Total real estate-residential	1,171	2,471	13,216	6,238
Real estate-commercial, nonfarm
Owner general purpose	3	32	3,904	565
Owner special purpose	188	55	5,635	168
Non owner gen purpose	1,393	235	5,875	487
Non owner special purpose	113	840	2,347	840
Strip malls	1,494	663	11,904	2,088
Total real estate - commercial, nonfarm	3,191	1,825	29,665	4,148
Real estate-commercial, farm	—	—	—	—
Commercial and industrial	615	1,128	2,247	3,493
Other	175	182	560	926
	$8,715	$24,724	$85,009	$74,978

Chairman Bill Skoglund noted, “Borrowers in the construction and development sector in our markets still face challenges as the economic environment continues to struggle towards recovery, particularly with current valuation levels.  As a result, that portion of our portfolio, particularly the homebuilder segment, remains vulnerable to such economic stress.  On a cumulative cycle basis, our construction portfolio has accounted for 62.2% of our charge-offs since the beginning of 2009, and the homebuilder portion has accounted for 54.2% of that amount.  The good news is that we believe the adverse impact from the construction portfolio is diminishing as the percentage of the Company’s loan portfolio that is in construction loans was much smaller at year end 2010 as compared to any other point in the prior two years.  Total construction loans have been reduced to 7.7% of the total loan portfolio at December 31, 2010, as compared to 13.3% and 16.4% at December 31, 2009 and 2008, respectively.  At this point in the cycle, homebuilder credits have decreased to only 2.18% of the total loan portfolio and total construction charge-offs are down 34.7%, or $20.9 million, from December 31, 2009.  In the fourth quarter of 2010, charge-offs in this segment are down 81.4%, from $19.1 million to $3.6 million.  While additional defaults or decreases in valuation may occur, we believe that future devaluation and default potential is more limited than we experienced in 2009 and 2010.”

“The ability of commercial real estate borrowers to repay their obligations is also closely tied to economic conditions.  Some owner occupied borrowers posted decreases in their operating results in 2010, which led to increased problems with many of these loans.  In addition, increased vacancy rates in the non-owner occupied categories continued to put downward pressure on investor lease rates in some areas.  While the impact from the recession on commercial real estate lagged the construction and housing sectors, the continued economic pressures contributed to defaults that resulted in charge-offs totaling $29.7 million in 2010, which was an increase of $25.5 million, from $4.1 million a year ago.  On a linked quarter basis, charge-offs in the fourth quarter decreased to $3.2 million, from $12.0 million.  At the same time, however, we increased estimates for specific allocations by $9.5 million, from $5.6 million as of September 30, 2010, to $15.1 million as of December 31, 2010.”

Mr. Skogland also added, “Economic conditions affecting commercial real estate remain challenging, but we are seeing some signs that point toward more stability in the market.  These signs include a significant reduction in new loans migrating to watch loan status and a decrease in loans thirty to eighty-nine days past due on a linked quarter comparative basis.  While the reserves we have established indicate that additional charge-offs may follow, we believe that the risks have been identified and are proactively working through the specific credit issues,” Skoglund concluded.

The distribution of the Company’s nonperforming loans as of December 31, 2010 is included in the chart below (in thousands):

		90 days
		or More	Restructured	Total Non-	% Non-
Nonperforming loans	Nonaccrual	Past Due	Loans	performing	performing	Specific
as of December 31, 2010	Total(1)	and Accruing	(Accruing)	Loans	Loans	Allocation
Real estate - construction	$63,512	$—	$4,500	$68,012	29.7%	$3,697
Real estate - residential:
Investor	21,224	469	514	22,207	9.7%	1,520
Owner occupied	15,309	—	10,175	25,484	11.1%	1,096
Revolving and junior liens	1,558	—	—	1,558	0.7%	258
Real estate - commercial, nonfarm	106,206	328	448	106,982	46.7%	15,067
Real estate - commercial, farm	741	—	—	741	0.3%	—
Commercial and industrial	3,668	216	—	3,884	1.7%	1,349
Other	7	—	—	7	0.1%	—
	$212,225	$1,013	$15,637	$228,875	100.0%	$22,987

(1) Nonaccrual loans included $23.2 million in restructured loans, including, $4.1 million in real estate construction, $5.9 million in commercial real estate nonfarm,  $6.7 million is in real estate - residential investor, $6.5 million is in real estate - owner occupied.

Commercial Real Estate

Commercial Real Estate (“CRE”) remained the largest component of nonperforming loans, at $107.0 million, or 46.7% of the total.  This was an increase from $91.2 million and 39.9% at September 30, 2010, and an increase from $40.4 million and 21.3% at December 31, 2009.  The class components of the commercial nonfarm real estate segment at December 31, 2010 were as follows:

	Nonaccrual	90 Days or More	Restructured Loans	Total Non performing	% Non Performing	Specific
Real Estate - Commercial Nonfarm	Total	Past Due	(Accruing)	Loans	CRE Loans	Allocation
Owner occupied - general purpose	$18,610	$—	$—	$18,610	17.4%	$1,742
Owner occupied - special purpose	25,987	328	—	26,315	24.6%	3,933
Non -owner occupied - general purpose	25,623	—	—	25,623	24.0%	6,063
Non -owner occupied - special purpose	11,612	—	448	12,060	11.3%	1,560
Retail properties, primarily strip mall	24,374	—	—	24,374	22.7%	1,769
	$106,206	$328	$448	$106,982	100.0%	$15,067

Portfolio loans secured by retail property, primarily strip malls, have been experiencing the most financial stress.  This class accounted for 12.7% of all CRE loans and 22.8% of all nonperforming CRE loans at December 31, 2010.  Almost 24.6% of total retail CRE loans are nonperforming with $24.4 million of credit exposure at December 31, 2010.  Fourth quarter 2010 charge-offs in the retail segment totaled $1.5 million and management estimated the remaining specific allocation for nonperforming loans of $1.8 million was sufficient coverage for the remaining loss exposure at December 31, 2010.  Retail properties accounted for 40.1% of the total 2010 charge-offs in CRE.

The owner occupied special-purpose category comprised the largest component of nonperforming CRE.  At $209.1 million, this special-purpose class represented 26.9% of all CRE loans.  With $26.3 million of these loans nonperforming at year end, these loans accounted for 24.6% of total nonperforming CRE.  Special-purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs for the year 2010 totaled $5.6 million in this loan class whereas the current quarter totaled $188,000, and management estimated that the specific allocation of $3.9 million was sufficient coverage for the remaining loss exposure at December 31, 2010.  A single borrower relationship comprised significantly of owner occupied special-purpose properties accounted for $6.9 million of aggregate charge-off activity in 2010.  Of that amount, $3.1 million was attributable to an owner occupied special-purpose loan, $2.5 million was attributable to a related owner occupied general purpose loan and the remaining $1.3 million charged off related to an affiliated construction and development loan.  An additional $1.9 million in estimated allocation for loan loss was also provided for this borrower, $1.6 million of which was allocated to the owner occupied special-purpose CRE loan at December 31, 2010.  This single relationship accounted for 18.8% of all CRE charge-offs in 2010.

Non-owner occupied, general-purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 22.6% of total CRE loans, and 24.0% of nonperforming CRE loans at the end of 2010.  Fourth quarter 2010 charge-offs in this category were $1.4 million and management estimated that $6.1 million of specific allocation was sufficient coverage for the remaining loss exposure at December 31, 2010.

As of December 31, 2010, owner occupied general purpose loans comprised 22.9% of CRE, and 17.4% of nonperforming CRE loans.  The current quarter charge-off activity was minimal in the fourth quarter of 2010 at $3,000, and management estimated that specific allocations of $1.7 million were sufficient coverage for the remaining loss exposure at December 31, 2010.

Non-owner occupied special-purpose loans represented 15.0% of the CRE portfolio, and 11.3% of nonperforming CRE loans at the end of 2010.  In the fourth quarter, a charge-off of $113,000 was recorded, and management estimated that a specific allocation of $1.6 million was sufficient coverage for the remaining loss exposure at December 31, 2010.

In addition to the specific allocations detailed above, in the second quarter of 2009 management created a higher risk commercial real estate pool loss factor for certain CRE loans to be directionally consistent with observable trends within the loan portfolio segments and in conjunction with continued deteriorating market conditions in accordance with GAAP.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage and/or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary and/or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit does have adequate cash flow coverage, but the borrower has other economic stress indictors to warrant heightened risk treatment.  Management estimated additional reserves of $3.0 million in the fourth quarter of 2010, based upon an increase in the amount of loans within this pool at December 31, 2010.  The combination of additional specific loan loss allocations and general allocation from the high risk pool resulted in an additional $12.5 million of estimated loss coverage in the fourth quarter of 2010.

In addition to the above activity related to nonperforming CRE loans, management also unwound four separate interest rate swap contracts that had a contractual priority to the collateral position in the underlying properties that secured the related loans.  As of December 31, 2010, those receivables due from unwinding interest rate swaps to nonperforming borrowers totaled $3.5 million.  While management has categorized these receivables as nonperforming, management estimated that they have no loss exposure.

Construction and Development

At December 31, 2010, nonperforming construction and development (“C & D”) loans totaled $68.0 million, or 29.7% of total nonperforming loans.  This is a decrease from $84.8 million at September 30, 2010 and $94.8 million at December 31, 2009.  Of the $129.6 million of total C & D loans in the portfolio, 32.4% of all construction loans were nonperforming as of December 31, 2010, as compared to 54.9% at September, 2010, and 35.0% at December 31, 2009.  Total C&D charge-offs for the fourth quarter of 2010 were $3.6 million, as compared to $12.4 million in the third quarter.  Following that charge-off activity, management estimated that specific allocations of $3.7 million were sufficient coverage for the remaining loss exposure in this segment at December 31, 2010.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  Current economic conditions limit additional new construction, and large quantities of lot and land inventory remain with relatively little demand.  Management has observed limited new construction for the past three years, which would indicate that the inventory of completed speculative and model homes has been significantly reduced.  As a result, management believes that a modest increase in demand for new housing starts will begin to create a small but increasing demand for lot inventory.  Management also believes that incremental improvement in absorption rates should serve to stabilize lot and land values, whose substantial decreases since 2008 have been a major factor in the losses incurred by the Company.  The Bank’s loan exposure to credits secured by builder home inventory is down 69.5% from a year ago.

Management closely monitors the performing loans that have been rated as “watch” or “substandard” but accruing.  While some additional adverse migration is still possible, management believes that much of the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid impairment, and that future losses in the construction segment will continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.  While management observed some continuation in the decreasing trend in collateral valuation, management has observed that the rate of property valuation decline has diminished.  Management estimated that $3.7 million of specific allocation was sufficient coverage for the remaining loss exposure on nonperforming loans identified in this portfolio segment at December 31, 2010.

In addition to specific allocations detailed above, management created a higher risk C & D pool loss factor estimate for developers in accordance with GAAP at the end of 2008.  That pool was designed to capture general losses in the portfolio attributable to the construction segment, because of the emerging market risks identified by management in the economic cycle.  Because no similar event had been experienced in the company’s recent history, management estimated that the historical loss portion of the allowance calculation would not capture the probability of additional loss in that pool segment.  While that estimate was appropriate at that point in the cycle, the volume of credits in that pool steadily diminished and the estimated losses were recognized as described above.  Management also monitors borrower operating results and other characteristics, including the collateral composition of the credits subject to this factor.  On the latter point management observed this profile changed from 2009 where the majority was homebuilder lot inventory loans with greater loss exposure, to the third quarter of 2010 where the majority of the borrowers had buildings that were nearly finished and management estimated a lesser loss exposure.  Further, management’s estimated historical loss factor for construction required $16.9 million in reserves at September 30, 2010 and $13.0 million in reserves at December 31, 2010, whereas that factor called for virtually no reserves at the end of 2008.  Management noted the above improving trends and eliminated the special pool factor for construction as of September 30, 2010.

The following table illustrates management’s change in C & D estimates of provision for loan loss on a quarterly basis:

	Portfolio	Specific Allocation	General Allocation
December 31, 2009	$273.7	$6.4	$22.9
March 31, 2010	219.4	2.3	22.9
June 30, 2010	187.7	8.3	20.7
September 30, 2010	154.4	3.0	19.0
December 31, 2010	129.6	3.7	14.6

Residential Real Estate

Nonperforming 1-4 family residential mortgages to consumers totaled $25.5 million, or 11.1% of the nonperforming loan total as of December 31, 2010.  On a linked quarter basis, this segment totaled $27.1 million at September 30, 2010 as compared to $23.5 million at December 31, 2009.  While Kendall, Kane and Will counties have experienced high rates of foreclosure in both 2009 and 2010, the Bank has experienced relatively stable nonperforming totals.  Of the nonperforming loans in this category, $10.2 million, or 39.9%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at December 31, 2010.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  It has been management’s experience that these borrowers typically resume normal performance on their obligations when their earnings situation improves.  The remaining nonperforming loans in the 1—4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  The Bank did not offer subprime mortgage products to its customers and management believes that the deterioration in this segment relates primarily to the high rate of unemployment in our market area.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and at December 31, 2010, management estimated that a specific allocation of $1.1 million was adequate loss coverage following the $407,000 of charge-offs that occurred during the quarter.  At December 31, 2010 there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at December 31, 2010, loans past due thirty to eighty nine days and still accruing totaled $5.1 million, which was an improvement from $10.3 million at December 31, 2009.

Nonperforming residential investor loans consist of multi-family and 1-4 family properties and totaled $22.2 million, or 9.7% of the nonperforming loans total.  This was an increase from $20.9 million at September 30, 2010, and a decrease from $26.4 million at December 31, 2009.  Following the fourth quarter charge-off of $516,000, management estimated that a total specific allocation of $1.5 million would be sufficient loss at December 31, 2010 for the remaining risk in this category.  Total charge-offs for the year were $8.8 million, as compared to $3.5 million in 2009.  A large loss taken in a multi-family credit in the second quarter captured most of the loss in this sector in 2010.  Management also noted that the remaining loss exposure was centered in loans collateralized by first mortgages on 1-4 family investor loans that total $14.6 million of this category.  The remaining nonperforming multi-family loans totaled $7.6 million.  Management observed the typical profile of the nonperforming multi-family investor was where the property has decreased net operating income, due to both higher vacancy and higher past due collection rates.  Those trends have generally stabilized in the portfolio and many multi-family borrowers were reporting improved cash flow from operations as of December 31, 2010.

Other

The remaining nonperforming credits included $3.9 million in commercial and industrial loans, $1.6 million in consumer home equity and second mortgage loans and $741,000 in farmland and agricultural loans.  At December 31, 2010, management estimated that a total specific allocation of $1.3 million on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and that $258,000 was sufficient loss coverage for the consumer loan segment.  These estimated amounts were following charge-offs in the fourth quarter of 2010 of $615,000 in commercial and industrial loans, and $248,000 in consumer home equity loans.

Other Troubled Loans

A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category decreased to $13.9 million at December 31, 2010 from $17.6 million at September 30, 2010 and $39.1 at December 31, 2009.  At December 31, 2010, loans past due 30 to 89 days consisted of $5.1 million in 1-4 family consumer mortgages, $3.4 million in commercial real estate credits, $2.2 million in residential investor credits, $1.1 million in agricultural credits, $941,000 in construction and development, $766,000 in commercial and industrial loans, and $290,000 in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $15.6 million, which was a decrease from $16.2 million on a linked quarter basis.  Accruing TDRs included $10.2 million in consumer mortgages in the foreclosure avoidance program discussed previously, $4.5 million in restructured residential lot inventory loans to builders, $514,000 in 1-4 family investor mortgages, and $448,000 in non-owner occupied commercial real estate.

Nonaccrual TDR loans total $23.2 million since these credits have not demonstrated a sustained period of financial performance and TDRs include the following:

•                  Investor mortgages on 1-4 properties totaling $6.7 million with $6.3 million of that amount attributable to one relationship.  That borrower was enrolled in a forbearance program that included financial concessions in March 2009, with an interim plan to stabilize performance.  That borrower performed acceptably under the interim agreement for one year, but the borrower became uncooperative in the process of completing the formal restructuring plan in early 2010 and management is now pursuing a liquidation strategy.

•                  Consumer residential mortgages in the amount of $6.5 million with borrowers who either fell past due under normal terms, and then enrolled in the foreclosure avoidance program and credits that were previously enrolled in that program, but have now moved into foreclosure or other workout status.  Based on our limited foreclosure program experience to date, management estimates that approximately 50% of these credits will eventually return to performing status and the remainder will become foreclosures.

•                  A $3.7 million loan on a retail strip mall property that was placed in forbearance in early 2009, and then restructured in early 2010.  The credit has performed acceptably under the modified terms, but credit characteristics were too weak to merit a return to accrual status and the owner/guarantor is attempting to negotiate a short sale or deed in lieu arrangement.

•                  TDR loans totaling $4.1 million that were made to homebuilders and developers and are collateralized by lots and land.  These were primarily builder loans that failed to perform under modified terms and are in the process of foreclosure and deed-in-lieu arrangements.  The original modifications in these cases were generally designed to encourage the borrowers to achieve an orderly sale of the collateral in liquidation, but have not been successful.

•                  A $1.6 million credit that is secured by an office building and the terms of the credit were modified by a Chapter 11 bankruptcy reorganization.  The effect of the modified terms would produce a very small concession.  Management is not confident the entire amount allowed by the court is collectible and has estimated a larger impairment charge based upon a collateral-dependent analysis even though the borrower is performing according to these modified terms.  A more formal post-bankruptcy restructuring is being considered and such an event may allow a portion of this credit to return to performing status in 2011.

•                  A $607,000 credit secured by a restaurant building where an effort was made to modify the terms and give the borrower a chance to stabilize operating income, but that initiative failed and the credit moved to foreclosure.  The foreclosure was completed and the asset moved to OREO in January 2011.

Management estimated the quarterly value of TDRs in liquidation status on a collateral dependency basis, and believed that specific allocation estimates at December 31, 2010 were sufficient coverage for the remaining loss exposure in this category.

The coverage ratio of the allowance for loan losses to nonperforming loans was 33.3% as of December 31, 2010, which was an increase from 29.8% as of September 30, 2010 and a decrease from 34.0% as of December 31, 2009.  The linked quarter increase in this ratio was largely driven by an increase in specific allocations from $11.6 million at September 30, 2010 to $23.0 million at December 31, 2010.  Most of that amount was attributable to commercial real estate loans as estimated specific allocations increased by $9.4 million in that category.  Management updated the estimated specific allocations in the fourth quarter after receiving more recent appraisal collateral valuations and/or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $3.3 million as the overall loan balances subject to general factors decreased at December 31, 2010 even though the pooled commercial real estate segment increased and somewhat offset that tendency.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent increased loss experience.  Management created a higher risk construction and development pool for developers and estimated a higher qualitative loss factor at the end of 2008, and as discussed previously in the construction loan section of this narrative, that pool was determined to no longer be necessary as of September 30, 2010.  This change was made because of diminished migration potential, the more favorable credit characteristics of the remaining construction portfolio, and higher historical loss factors that management now estimates to be adequate coverage for the remaining risk of loss in the construction portfolio.

Management also created a higher risk pool within commercial real estate loans and assigned a higher qualitative risk factor for those segments of that portfolio in the second quarter of 2009.  Management regularly reviews the performance of that pool and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  Management increased the quantity of assets subject to this pool factor by 33.2% in the fourth quarter, which increased the estimated provision by $3.0 million.  Management maintained the loss factor assigned to this pool based on its observation that the new credits added to the pool this period had similar characteristics to the credits previously in the pool in terms of estimated default and loss expectations.  Management also observed that stresses in those credits were attributable to cyclical economic events that are showing some signs of stabilization recently.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within both the loan portfolio segments and in conjunction with market conditions and credit review administration activities.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses increased to 4.51% of total loans as of December 31, 2010, as compared to 3.75% of total loans at September 30, and 3.13% at December 31, 2009.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $35.4 million from $40.2 million at December 31, 2009, to $75.6 million at December 31, 2010.  In the fourth quarter of 2010, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $29.6 million.  Fourth quarter additions were offset by $2.8 million in dispositions that generated a net loss on sale of $83,000 and $6.4 million in additional valuation adjustments.  The Bank added 57 properties to OREO during the fourth quarter, which brought the total OREO holdings to 234 properties net of dispositions.  These OREO properties consisted of different types, including 111 single-family residences with an estimated realizable market value of $11.6 million, 65 non-farm, nonresidential properties with an estimated value of $28.9 million, a number of lots zoned for residential construction with an estimated realizable market value of $22.4 million, and 13 parcels of vacant acreage suitable for either farming or development with an estimated value of $12.7 million.  Details related to the activity in the OREO portfolio for the periods presented are itemized in the following table:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Other real estate owned	2010	2009	2010	2009
Beginning balance	$54,577	$24,492	$40,200	$15,212
Property additions	29,638	25,122	72,159	42,390
Development improvements	567	113	607	2,467
Less:
Property disposals	2,815	8,653	16,465	14,201
Period valuation adjustments	6,354	874	20,888	5,668
Other real estate owned	$75,613	$40,200	$75,613	$40,200

When measured as a percentage of other real estate properties owned, the OREO valuation reserve increased to $22.2 million, which is 22.7% of gross OREO at December 31, 2010.  The valuation reserve represented 12.4% of gross OREO at December 31, 2009.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income decreased $2.2 million, or 16.8%, to $11.1 million during the fourth quarter of 2010, as compared to $13.3 million during the same period in 2009.  Aggregate noninterest income increased however, by $1.9 million, or 4.3%, for year ended December 31, 2010, to $44.9 million as compared to $43.0 million for the same period in 2009.  Trust income decreased by $372,000, or 18.9%, and $894,000, or

11.5%, for the fourth quarter of 2010 and the year ending December 31, 2010, respectively.  The decrease in annual revenue was primarily due to a reduction in estate settlement activity whereas the quarterly reduction was driven largely by a reduction in personal trust fees that was offset by increased investment advisory fee income from the Company’s new subsidiary that began operations in the second half of 2010.  The latter category of fees were recognized in the other income category in 2010.  Service charge income from deposit accounts decreased for both the quarter and year primarily due to decreases in overdraft fees, which have declined industry wide in keeping with recent regulatory changes.  Total mortgage banking income in the fourth quarter of 2010, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $4.3 million, an increase of $1.0 million, or 32.3%, from the fourth quarter of 2009 as volume increased in the historically low interest rate environment and qualified borrowers refinanced.  Mortgage banking income for the year, however, decreased by $620,000, or 5.3%, from the 2009 level.  The largest decrease in income from mortgage operations resulted from the decrease in valuation of mortgage servicing rights (MSRs) as these assets generally decline in value with decreases in market interest rates.  The Company changed its accounting method to the fair value method for valuing MSRs on January 1, 2010.  Under the previous method, MSRs were amortized and both the amortization and valuation impairments under the lower of cost or market method were recorded in other noninterest expense.

Realized gains on securities totaled $353,000 and $2.7 million in the fourth quarter and year ended December 31, 2010, respectively, as compared to $2.0 and $3.8 million for the same periods in the prior year.  Bank owned life insurance (“BOLI”) income decreased slightly in the fourth quarter of 2010 as compared to the same period in 2009.  BOLI cash surrender value net income increased $248,000, or 17.3%, for the year, as the underlying investment performance was stronger in 2010.  A separate death benefit of $938,000 was also realized in the third quarter of 2010.  Debit card interchange income increased $79,000 and $261,000 for both the quarter and year as the volume of consumer card activity remained strong in 2010.  The net loss and gain on interest rate swap activity with customers including fee income was $40,000 and $322,000, respectively, for the fourth quarter and year ended December 31, 2010.  This was a significant decrease in both periods as compared to the same periods in the prior year and is primarily a result of reduced market demand for that product generally as well as an overall reduction in commercial real estate demand from qualified borrowers.  This category also had an offsetting estimated credit risk valuation charge of $40,000 in the fourth quarter of 2010 and $1.5 million in the second quarter of 2009 on the aggregate swap position exposure.  Those charges offset recorded fee income in those comparative periods.  The lease revenue received from OREO properties increased $1.4 million in the year ended December 31, 2010 as compared to the prior year, as the number of properties that generated rental income increased.  The Bank had a net loss of $83,000 on disposal of OREO in the fourth quarter of 2010 and a total net gain of $614,000 for the year, which was a $279,000 decrease from 2009.  The Bank also recognized $11,000 in interest in the fourth quarter of 2010 as a result of on the previously disclosed Illinois Supreme Court opinion that reinstated a judgment in favor of the Bank for $2.6 million, and also included $133,000 in interest as of September 30, 2010.  Other noninterest income increased $294,000 and $165,000, respectively, for the fourth quarter and year ended December 31, 2010, as compared to the same periods in 2009 was largely due to investment advisory fee income from the Company’s new subsidiary that began operations in the second half of 2010 as well as an increase in ATM surcharge and transaction related fees.

Noninterest Expense

Noninterest expense was $26.9 million during the fourth quarter of 2010, an increase of $4.6 million, from $22.3 million in the fourth quarter of 2009, substantially due to higher OREO expenses and legal fees.  Noninterest expense was $100.6 million in the year ended December 31, 2010 as compared to $144.6 million in the same period in 2009.  The 2009 noninterest expense also included a nonrecurring goodwill impairment charge of $57.6 million.  Excluding that charge, noninterest expense increased $13.6 million in the year ended December 31, 2010 as compared to the prior year.  Salaries and benefits expense increased by $102,000, in the fourth quarter of 2010 compared to 2009, and decreased by $2.7 million, or 6.8%, when comparing the year ended December 31, 2010 as compared to the same period in 2009.  These comparative reductions in salaries and benefits expense resulted primarily from a decrease in salary expense coupled with reductions in group medical expenses.  Management completed a strategic reduction in force late in early

2009, and the number of full time equivalent employees decreased to 522 for the fourth quarter of 2010 as compared to 572 at the same time last year.

Occupancy expense decreased $337,000, or 22.8%, from the fourth quarter of 2009 to the fourth quarter of 2010.  Occupancy expense decreased $926,000, or 15.3%, from the year ended December 31, 2009 to 2010.  Furniture and fixture expenses also decreased by $272,000 and $733,000 in the fourth quarter and year ended December 31, 2010, respectively, when comparing to the same periods of the prior year.  In the second half of 2009, the Company closed four branches where there was an overlap in service area and three additional such closings were completed in 2010.  As a result of these determinations, management has been able to realize lower costs in both the occupancy and furniture and fixtures categories.

On a quarterly comparative basis, Federal Deposit Insurance Corporation (“FDIC”) costs decreased $251,000, or 18.9%, and $508,000, or 9.4%, for the year ended December 31, 2010 as compared to the prior year.  Even though premium expenses increased industry wide, the FDIC levied an additional special assessment of $1.3 million in 2009, and that nonrecurring assessment distorts period comparison.  In addition, the lower deposit base that resulted from the management relationship pricing strategy also served to lower this expense.  As previously announced, the Board of Directors of the FDIC voted to propose a comprehensive, long-range plan for deposit insurance fund management in response to changes to the FDIC’s authority to manage the Deposit Insurance Fund contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act.  As part of the fund management plan, the Board adopted a new Restoration Plan to ensure that the fund reserve ratio reaches 1.4% percent by September 30, 2020, as required.  That Restoration Plan also foregoes the uniform 3 basis point assessment rate increase previously scheduled to go into effect January 1, 2011, and keeps the current rate schedule in effect.

Fourth quarter and year to date 2010 advertising expense increased by $144,000, or 53.5%, and $205,000, or 16.3% when compared to the same periods in 2009, primarily due to increased direct mail and radio advertising costs.  Legal fees also increased $507,000 in a quarterly comparison and $1.6 million in an annual comparison and were primarily related to loan workouts as well as the company’s ongoing review of its capital initiatives and alternatives.

OREO expense increased $5.0 million in the fourth quarter and $17.6 million in year ended December 31, 2010 as compared to the same periods in 2009.  The increase for both the quarter and year were primarily due to increases in valuation expense of $5.0 million and $14.9 million, respectively.  The next largest annual expenses incurred in administering OREO were property taxes and insurance, which increased $1.3 million for the year ended 2010, and were due to the increase in the number of properties held in 2010.  Other expense decreased $265,000, or 6.3%, in the fourth quarter of 2010 and that decrease resulted primarily from the previously discussed change in mortgage servicing rights impairment, net of amortization recognition.  Other expense decreased $831,000, or 5.1%, in the year ended December 31, 2010 as compared to the prior year.  That decrease is attributable to the change in accounting for mortgage servicing rights described above combined with other decreases such as correspondent bank fees, telecommunication expense, ATM operating and transaction costs, a reduction in sundry losses, and CDARs related fees as the Bank continued to reduce its reliance on this local source of brokered deposits in 2010.

Income taxes

Income tax expense was $65.0 million for the fourth quarter of 2010, notwithstanding the pre-tax loss of $11.6 million, due to the establishment of a full valuation allowance against the Company’s deferred tax assets.  We also reported income tax expense of $41.9 million for the year ended December 31, 2010, despite a $66.8 million pre-tax loss during that period, due to the establishment of the valuation allowance.  Under generally accepted accounting principles, income tax benefits and the related tax assets are only allowed to be recognized if they will “more likely than not” be fully realized.  As a result, as of December 31, 2010, the net amount of the Company’s deferred tax assets has been reduced to zero.

The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, including forecasts of future income, available tax planning strategies, and assessments of the current and future economic and business conditions.  Management considered both positive and negative evidence regarding the ultimate realizability of the deferred tax assets.  The realizability of the deferred tax assets is largely dependent upon the ability to derive benefits based upon future taxable income, and management believed based upon internal projections and other evidence that the positive evidence was not deemed sufficient under generally accepted accounting principles to overcome the negative evidence.  As a result, the Company recorded a non-cash income tax expense of $65.0 million, which resulted in a valuation allowance totaling $69.8 million against its deferred tax assets at December 31, 2010.  The valuation allowance included $4.8 million relating to deferred tax benefits, which were established for securities available-for-sale that were previously recognized in accumulated other comprehensive losses.  The Company’s primary deferred tax assets related to its allowance for loan losses and the 2009 goodwill impairment charges that were previously discussed.  In each future accounting period, the Company’s management will reevaluate whether the current conditions in conjunction with positive and negative evidence support a change in the valuation allowance against its deferred tax assets.  Any such subsequent reduction in the valuation allowance would lower the amount of income tax expense recognized in the Company’s consolidated statements of operations in future periods.

Assets

Total assets decreased $474.8 million, or 18.3%, from December 31, 2009 to close at $2.12 billion as of December 31, 2010.  Loans decreased by $372.7 million, or 18.1%, as management continued to emphasize capital management and credit quality and demand from qualified borrowers continued to decline.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  As a result, the latter asset category increased $35.4 million, or 88.1%, for the year ended December 31, 2010.  Short and long-term securities that were available-for-sale decreased by $16.9 million and $80.7 million, respectively, for the year ended December 31, 2010.  At the same time, net cash equivalents increased despite a general balance sheet deleveraging.  The largest changes by loan type included decreases in commercial real estate, real estate construction and residential real estate loans of $103.9 million, $144.1 million and $86.3 million, or 11.2%, 52.7% and 13.4%, respectively, and management intends to make future reductions to portfolio concentrations in real estate in keeping with the requirements of the Memorandum of Understanding between the Bank and the Office of the Comptroller of the Currency (“the OCC”), as previously disclosed.

Management performed an annual review of the core deposit and other intangible assets as of December 31, 2010.  Based upon that review and ongoing quarterly monitoring, management determined there was no impairment of other intangible assets as of December 31, 2010.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to the Heritage Bank acquisition in February 2008 and were $8.9 million at acquisition as compared to $5.5 million as of December 31, 2010.

Deposits

Total deposits decreased $297.7 million, or 13.5%, during the year ended December 31, 2010, to close at $1.91 billion.  The deposit segments that declined the most in 2010 were interest bearing saving, NOW and money markets, which in the aggregate decreased $211.4 million, or 21.3%, followed by time certificates of deposits, which declined $108.9 million, or 12.0%.  The latter change occurred primarily due to management’s pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate on time deposits.  The Bank continues to comply with the brokered deposit guidelines contained within its Memorandum of Understanding with the OCC.  As noted above, money market deposit and NOW accounts decreased by $94.8 million, from $392.5 million to $297.7 million, and $118.5 million, or 28.0%, respectively, during the year ended December 31, 2010.  At the same time, noninterest bearing demand deposits increased by $22.5 million, or 7.3%, as did savings deposits ($1.9 million, or 1.0%).

Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.92% in 2009 to 1.28%, or 64 basis points, in 2010.  Likewise, the average total cost of interest bearing liabilities decreased from 2.03% in 2009 to 1.47% in 2010, or 56 basis points.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with LaSalle Bank National Association (now Bank of America).  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the Lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the 2008 acquisition of Heritage Bank, including transaction costs.  The Company had no principal outstanding balance on the Bank of America senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2009 and 2010.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At December 31, 2010, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding term debt.

The Company decreased its other short-term borrowings $50.9 million, or 92.5%, from December 31, 2009.  Most of this reduction resulted from the Bank’s decrease in advances from the Federal Home Loan Bank of Chicago (“FHLBC”) advances as new loan originations to qualified borrowers continued to be limited and management continues to emphasize capital management and asset quality.

Capital

As of December 31, 2010, total stockholders’ equity was $81.9 million, which was a decrease of $115.3 million, or 58.5%, from $197.2 million as of December 31, 2009.  This decrease was primarily attributable to the net loss from operations in the year 2010, which in turn was significantly impacted by the $69.8 million valuation allowance on the Company’s deferred tax assets recognized in the fourth quarter of 2010.  As of December 31, 2010, the Company’s regulatory ratios of total capital to risk weighted assets,  Tier 1 capital to risk weighted assets and Tier 1 leverage decreased to 11.58%, 6.20%, and 4.83%, respectively, as compared to 13.26%, 9.96%, and 8.48%, respectively, at December 31, 2009.  The Company, on a consolidated basis, is considered adequately capitalized under regulatory defined capital ratios at December 31, 2010 as compared to well capitalized as of December 31, 2009.  The same capital ratios at the Bank were 11.75%, 10.46%, and 8.19%, respectively, at December 31, 2010 as compared to 11.57%, 10.30%, and 8.89%, respectively, at December 31, 2009.  While the Bank exceeded the general minimum regulatory requirements to be considered “well capitalized”, it still was not in compliance with the heightened capital ratios that it has agreed to maintain pursuant to an understanding with the OCC. Specifically, the Bank’s board of directors agreed to meet by December 31, 2009, and thereafter maintain, a total risk-based capital ratio of at least 11.25%, and a Tier 1 capital ratio of at least 8.75%.  The Bank achieved these heightened regulatory capital ratios by December 31, 2009 and remained in compliance through March 31, 2010. As disclosed above, the Bank was in compliance with the heightened total capital to risk weighted assets ratio at December 31, 2010, but not the heightened Tier 1 leverage ratio due to net losses incurred subsequent to the first quarter of 2010.  The Company does not anticipate that its operations will be materially impacted in the near term by the fact that the Bank’s regulatory capital ratios have fallen below the heightened levels that it has agreed to maintain.  It is unknown at this time what actions, if any, the OCC or other bank regulatory agencies may take in connection with the Bank not achieving these agreed-upon capital ratios.

In addition to the above regulatory ratios, the non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets also decreased to 0.30% and 0.63%, respectively, at December 31, 2010 as compared to 4.69% and 4.31%, respectively, at December 31, 2009.  The significant decrease in the 2010 ratios were also due largely to the deferred tax valuation allowance along with the provision for loan losses that was recognized at December 31, 2010.

As previously announced, the Company has elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II.  Because of the deferral on the subordinated debentures, the Trusts will defer regularly scheduled dividends on the trust preferred securities.  The total accumulated interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totaled $2.2 million at December 31, 2010.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividends have been deferred since November 15, 2010, and while in deferral the dividends are compounded quarterly and the accumulated dividends totaled $1.4 million at December 31, 2010.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP Preferred Stock. Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. The terms of the TARP Preferred Stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP Preferred Stock dividends are in arrears.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December 31,		December 31,
	2010	2009	2010	2009
Summary Statements of Operations:
Net interest and dividend income	$18,156	$22,235	$78,613	$87,137
Provision for loan losses	14,000	30,140	89,668	96,715
Noninterest income	11,100	13,346	44,910	43,047
Noninterest expense	26,853	22,262	100,636	144,630
Expense (benefit) for income taxes	65,027	(7,203)	41,868	(45,573)
Net loss	(76,624)	(9,618)	(108,649)	(65,588)
Net loss available to common stockholders	(77,768)	(10,742)	(113,187)	(69,869)

Key Ratios (annualized):
Return on average assets	(13.29)%	(1.44)%	(4.48)%	(2.33)%
Return to common stockholders on average assets	(13.49)%	(1.61)%	(4.66)%	(2.48)%
Return on average equity	(192.52)%	(18.06)%	(61.79)%	(27.92)%
Return on average common equity	(350.22)%	(29.93)%	(106.41)%	(41.32)%
Net interest margin (non-GAAP tax equivalent)(1)	3.55%	3.72%	3.64%	3.47%
Efficiency ratio (non-GAAP tax equivalent)(1)	64.66%	56.77%	62.15%	59.84%
Tangible common equity to tangible assets(2)	0.30%	4.69%	0.30%	4.69%
Tier 1 common equity to risk weighted assets(2)	0.63%	4.31%	0.63%	4.31%
Total capital to risk weighted assets (3)	11.58%	13.26%	11.58%	13.26%
Tier 1 capital to risk weighted assets (3)	6.20%	9.96%	6.20%	9.96%
Tier 1 capital to average assets	4.83%	8.48%	4.83%	8.48%

Per Share Data:
Basic loss per share	$(5.48)	$(0.77)	$(8.03)	$(5.04)
Diluted loss per share	$(5.48)	$(0.77)	$(8.03)	$(5.04)
Dividends declared per share	$0.00	$0.01	$0.02	$0.10
Common book value per share	$0.86	$9.27	$0.86	$9.27
Tangible common book value per share	$0.46	$8.79	$0.46	$8.79
Ending number of shares outstanding	13,911,475	13,823,917	13,911,475	13,823,917
Average number of shares outstanding	13,911,475	13,823,457	13,918,309	13,815,965
Diluted average shares outstanding	14,193,303	13,968,314	14,104,228	13,912,916

End of Period Balances:
Loans	$1,690,129	$2,062,826	$1,690,129	$2,062,826
Deposits	1,908,528	2,206,277	1,908,528	2,206,277
Stockholders’ equity	81,894	197,208	81,894	197,208
Total earning assets	1,933,296	2,359,740	1,933,296	2,359,740
Total assets	2,121,857	2,596,657	2,121,857	2,596,657

Average Balances:
Loans	$1,774,787	$2,122,646	$1,900,604	$2,206,189
Deposits	1,998,044	2,276,944	2,107,883	2,360,836
Stockholders’ equity	157,908	211,340	175,844	234,905
Total earning assets	2,038,479	2,437,286	2,189,354	2,599,387
Total assets	2,287,494	2,646,122	2,426,350	2,813,221

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending September 30, 2010 and 2009, respectively, are presented on page 23.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 24.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Asset Quality
Charge-offs	$8,715	$24,724	$85,009	$74,978
Recoveries	2,859	1,121	7,109	1,532
Net charge-offs	$5,856	$23,603	$77,900	$73,446
Provision for loan losses	14,000	30,140	89,668	96,715
Allowance for loan losses to loans	4.51%	3.13%	4.51%	3.13%

	December 31,
	2010	2009
Nonaccrual loans(1)	$212,225	$174,978
Restructured loans	15,637	14,171
Loans past due 90 days	1,013	561
Non-performing loans	228,875	189,710
Other real estate	75,613	40,200
Receivable from foreclosed loan participation	—	1,505
Receivable from swap terminations	3,520	—
Nonperforming assets	$308,008	$231,415

(1) Includes $23.2 million and $34.0 million in non-accrual restructured loans at December 31, 2010 and 2009, respectively.

Major Classifications of Loans
Commercial and industrial	$173,884	$207,170
Real estate - commercial	821,101	925,013
Real estate - construction	129,601	273,719
Real estate - residential	557,635	643,936
Installment	5,104	9,834
Overdraft	739	830
Lease financing receivables	2,774	3,703
	1,690,838	2,064,205
Unearned origination fees, net	(709)	(1,379)
	$1,690,129	$2,062,826

Major Classifications of Deposits
Non-interest bearing	$330,846	$308,304
Savings	180,127	178,257
NOW accounts	304,287	422,778
Money market accounts	297,702	392,516
Certificates of deposits of less than $100,000	491,234	551,106
Certificates of deposits of $100,000 or more	304,332	353,316
	$1,908,528	$2,206,277

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2010	2009
Assets
Cash and due from banks	$28,584	$36,842
Interest bearing deposits with financial institutions	69,492	24,500
Federal funds sold	682	1,543
Short-term securities available-for-sale	—	16,911
Cash and cash equivalents	98,758	79,796
Securities available-for-sale	148,647	229,330
Federal Home Loan Bank and Federal Reserve Bank stock	13,691	13,044
Loans held-for-sale	10,655	11,586
Loans	1,690,129	2,062,826
Less: allowance for loan losses	76,308	64,540
Net loans	1,613,821	1,998,286
Premises and equipment, net	54,640	58,406
Other real estate owned, net	75,613	40,200
Mortgage servicing rights, net	3,897	2,450
Core deposit and other intangible asset, net	5,525	6,654
Bank-owned life insurance (BOLI)	50,966	50,185
Accrued interest and other assets	45,644	106,720
Total assets	$2,121,857	$2,596,657

Liabilities
Deposits:
Non-interest bearing demand	$330,846	$308,304
Interest bearing:
Savings, NOW, and money market	782,116	993,551
Time	795,566	904,422
Total deposits	1,908,528	2,206,277
Securities sold under repurchase agreements	2,018	18,374
Other short-term borrowings	4,141	54,998
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Accrued interest and other liabilities	21,398	15,922
Total liabilities	2,039,963	2,399,449

Stockholders’ Equity
Preferred stock	69,921	69,039
Common stock	18,467	18,373
Additional paid-in capital	65,209	64,431
Retained earnings	28,335	141,774
Accumulated other comprehensive loss	(5,194)	(1,605)
Treasury stock	(94,844)	(94,804)
Total stockholders’ equity	81,894	197,208
Total liabilities and stockholders’ equity	$2,121,857	$2,596,657

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	December 31,		December 31,
	2010	2009	2010	2009
Interest and Dividend Income
Loans, including fees	$23,006	$28,658	$99,297	$117,666
Loans held-for-sale	118	165	413	947
Securities, taxable	1,052	1,279	4,766	8,526
Securities, tax exempt	151	1,040	1,795	5,230
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	67	56	251	225
Federal funds sold	1	—	3	17
Interest bearing deposits	54	8	156	39
Total interest and dividend income	24,449	31,206	106,681	132,650
Interest Expense
Savings, NOW, and money market deposits	663	1,481	4,067	6,459
Time deposits	4,326	6,151	18,795	32,886
Securities sold under repurchase agreements	1	12	28	140
Federal funds purchased	—	5	—	78
Other short-term borrowings	—	39	18	296
Junior subordinated debentures	1,093	1,072	4,309	4,287
Subordinated debt	206	205	838	1,245
Notes payable and other borrowings	4	6	13	122
Total interest expense	6,293	8,971	28,068	45,513
Net interest and dividend income	18,156	22,235	78,613	87,137
Provision for loan losses	14,000	30,140	89,668	96,715
Net interest and dividend expense after provision for loan losses	4,156	(7,905)	(11,055)	(9,578)
Noninterest Income
Trust income	1,594	1,966	6,849	7,743
Service charges on deposits	2,021	2,209	8,563	8,779
Secondary mortgage fees	503	283	1,537	1,431
Mortgage servicing (expense) income	813	136	(63)	535
Net gain on sales of mortgage loans	2,980	2,829	9,696	9,824
Securities gains, net	353	1,986	2,727	3,754
Increase in cash surrender value of bank-owned life insurance	469	483	1,679	1,431
Death benefit realized on bank-owned life insurance	—	—	938	—
Debit card interchange income	697	618	2,783	2,522
Net interest rate swap gains and fees	(40)	913	322	1,058
Lease revenue from other real estate owned	371	375	1,760	393
Net gain on sales of other real estate owned	(83)	431	614	893
Litigation related income	11	—	2,656	—
Other income	1,411	1,117	4,849	4,684
Total non-interest income	11,100	13,346	44,910	43,047
Noninterest Expense
Salaries and employee benefits	9,697	9,595	36,867	39,577
Occupancy expense, net	1,144	1,481	5,142	6,068
Furniture and equipment expense	1,502	1,774	6,196	6,929
FDIC insurance	1,076	1,327	4,879	5,387
Amortization of core deposit and other intangible asset	282	292	1,129	1,167
Advertising expense	413	269	1,461	1,256
Impairment of goodwill	—	—	—	57,579
Legal fees	1,047	540	3,236	1,676
Other real estate expense	7,774	2,801	26,401	8,835
Other expense	3,918	4,183	15,325	16,156
Total non-interest expense	26,853	22,262	100,636	144,630
Loss before income taxes	(11,597)	(16,821)	(66,781)	(111,161)
Expense (benefit) for income taxes	65,027	(7,203)	41,868	(45,573)
Net loss	$(76,624)	$(9,618)	$(108,649)	$(65,588)
Preferred stock dividends and accretion	1,144	1,124	4,538	4,281
Net loss available to common stockholders	$(77,768)	$(10,742)	$(113,187)	$(69,869)

Basic loss per share	$(5.48)	$(0.77)	$(8.03)	$(5.04)
Diluted loss per share	(5.48)	(0.77)	(8.03)	(5.04)
Dividends declared per share	—	0.01	0.02	0.10

ANALYSIS OF AVERAGE BALANCES,
TAX EQUIVALENT INTEREST AND RATES
Three Months ended December 31, 2010 and 2009
(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$80,913	$54	0.26%	$23,738	$8	0.13%
Federal funds sold	1,627	1	0.24	1,471	—	—
Securities:
Taxable	140,434	1,052	3.00	151,528	1,279	3.38
Non-taxable (tax equivalent)	16,587	232	5.59	112,080	1,600	5.71
Total securities	157,021	1,284	3.27	263,608	2,879	4.37
Dividends from FRB and FHLB stock	13,690	67	1.96	13,044	56	1.72
Loans and loans held-for-sale	1,785,228	23,138	5.07	2,135,425	28,865	5.29
Total interest earning assets	2,038,479	24,544	4.72	2,437,286	31,808	5.12
Cash and due from banks	39,480	—	—	38,369	—	—
Allowance for loan losses	(75,847)	—	—	(61,531)	—	—
Other non-interest bearing assets	385,382	—	—	231,998	—	—
Total assets	$2,387,494			$2,646,122

Liabilities and Stockholders’ Equity
NOW accounts	$379,966	$191	0.20%	$429,280	$345	0.32%
Money market accounts	306,651	348	0.45	404,889	903	0.88
Savings accounts	178,763	124	0.28	175,844	233	0.53
Time deposits	799,148	4,326	2.15	945,404	6,151	2.58
Total interest bearing deposits	1,664,528	4,989	1.19	1,955,417	7,632	1.55
Securities sold under repurchase agreements	3,709	1	0.11	20,177	12	0.24
Federal funds purchased	—	—	—	3,921	5	0.50
Other short-term borrowings	3,406	—	—	11,445	39	1.33
Junior subordinated debentures	58,378	1,093	7.49	58,378	1,072	7.35
Subordinated debt	45,000	206	1.79	45,000	205	1.78
Notes payable and other borrowings	500	4	3.13	500	6	4.70
Total interest bearing liabilities	1,775,521	6,293	1.41	2,094,838	8,971	1.70
Non-interest bearing deposits	333,516	—	—	321,527	—	—
Accrued interest and other liabilities	20,549	—	—	18,417	—	—
Stockholders’ equity	157,908	—	—	211,340	—	—
Total liabilities and stockholders’ equity	$2,287,494			$2,646,122
Net interest income (tax equivalent)		$18,251			$22,837
Net interest income (tax equivalent) to total earning assets			3.55%			3.72%
Interest bearing liabilities to earnings assets	87.10%			85.95%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,
TAX EQUIVALENT INTEREST AND RATES
Twelve Months ended December 31, 2010 and 2009
(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$64,894	$156	0.24%	$16,928	$39	0.23%
Federal funds sold	2,009	3	0.15	15,060	17	0.11
Securities:
Taxable	154,485	4,766	3.09	193,952	8,526	4.40
Non-taxable (tax equivalent)	45,435	2,761	6.08	135,644	8,046	5.93
Total securities	199,920	7,527	3.77	329,596	16,572	5.03
Dividends from FRB and FHLB stock	13,467	251	1.86	13,044	225	1.72
Loans and loans held-for-sale	1,909,064	99,791	5.16	2,224,759	118,818	5.27
Total interest earning assets	2,189,354	107,728	4.86	2,599,387	135,671	5.16
Cash and due from banks	37,670	—	—	42,935	—	—
Allowance for loan losses	(74,487)	—	—	(57,976)	—	—
Other non-interest bearing assets	273,813	—	—	228,875	—	—
Total assets	$2,426,350			$2,813,221

Liabilities and Stockholders’ Equity
NOW accounts	$402,954	$1,125	0.28%	$361,806	$1,287	0.36%
Money market accounts	356,627	2,243	0.63	439,325	4,334	0.99
Savings accounts	185,175	699	0.38	152,671	838	0.55
Time deposits	840,647	18,795	2.24	1,092,598	32,886	3.01
Total interest bearing deposits	1,785,403	22,862	1.28	2,046,400	39,345	1.92
Securities sold under repurchase agreements	14,883	28	0.19	29,782	140	0.47
Federal funds purchased	—	—	—	15,938	78	0.48
Other short-term borrowings	5,095	18	0.35	44,734	296	0.65
Junior subordinated debentures	58,378	4,309	7.38	58,378	4,287	7.34
Subordinated debt	45,000	838	1.84	45,000	1,245	2.73
Notes payable and other borrowings	500	13	2.56	4,966	122	2.42
Total interest bearing liabilities	1,909,259	28,068	1.47	2,245,198	45,513	2.03
Non-interest bearing deposits	322,480	—	—	314,436	—	—
Accrued interest and other liabilities	18,767	—	—	18,682	—	—
Stockholders’ equity	175,844	—	—	234,905	—	—
Total liabilities and stockholders’ equity	$2,426,350			$2,813,221
Net interest income (tax equivalent)		$79,660			$90,158
Net interest income (tax equivalent) to total earning assets			3.64%			3.47%
Interest bearing liabilities to earnings assets	87.21%			86.37%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	December 31,		December 31,
	2010	2009	2010	2009
Net Interest Margin
Interest income (GAAP)	$24,449	$31,206	$106,681	$132,650
Taxable-equivalent adjustment:
Loans	14	42	81	205
Securities	81	560	966	2,816
Interest income - FTE	24,544	31,808	107,728	135,671
Interest expense (GAAP)	6,293	8,971	28,068	45,513
Net interest income - FTE	$18,251	$22,837	$79,660	$90,158
Net interest income (GAAP)	$18,156	$22,235	$78,613	$87,137
Average interest earning assets	$2,038,479	$2,437,286	$2,189,354	$2,599,387
Net interest margin (GAAP)	3.53%	3.62%	3.59%	3.35%
Net interest margin - FTE	3.55%	3.72%	3.64%	3.47%

Efficiency Ratio
Non-interest expense	$26,853	$22,262	$100,636	$144,630
Less amortization of core deposit and other intangible asset	282	292	1,129	1,167
Less other real estate expense	7,774	2,801	26,401	8,835
Less impairment of goodwill	—	—	—	57,579
Less one time settlement to close office	—	—	—	125
Adjusted non-interest expense	18,797	19,169	73,106	76,924
Net interest income (GAAP)	18,156	22,235	78,613	87,137
Taxable-equivalent adjustment:
Loans	14	42	81	205
Securities	81	560	966	2,816
Net interest income - FTE	18,251	22,837	79,660	90,158
Non-interest income	11,100	13,346	44,910	43,047
Less death benefit related to bank-owned life insurance	—	—	938	—
Less litigation settlement income	11	—	2,656	—
Less securities gains, net	353	1,986	2,727	3,754
Less gain (loss) on sale of OREO	(83)	431	614	893
Adjusted non-interest income, plus net interest income - FTE	29,070	33,766	117,635	128,558
Efficiency ratio	64.66%	56.77%	62.15%	59.84%

	(unaudited)
	As of December 31,
	2010	2009
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$81,894	$197,208
Tier 1 adjustments:
Trust preferred securities	29,029	56,625
Cumulative other comprehensive income	5,194	1,605
Disallowed intangible assets	(5,525)	(6,655)
Disallowed deferred tax assets	—	(27,018)
Other	(390)	(245)
Tier 1 capital	$110,202	$221,520

Total regulatory capital
Tier 1 capital	$110,202	$221,520
Tier 2 additions:
Allowable portion of allowance for loan losses	22,875	28,249
Additional trust preferred securities disallowed for tier 1 captial	27,596	—
Subordinated debt	45,000	45,000
Other Tier 2 capital components	(7)	(8)
Total regulatory capital	$205,666	$294,761

Tangible common equity
Total stockholders’ equity	$81,894	$197,208
Less: Preferred equity	69,921	69,039
Intangible assets	5,525	6,655
Tangible common equity	$6,448	$121,514

Tier 1 common equity
Tangible common equity	$6,448	$121,514
Tier 1 adjustments:
Cumulative other comprehensive income	5,194	1,605
Deferred tax liabilities on intangible assets	—	—
Other	(390)	(27,263)
Tier 1 common equity	$11,252	$95,856

Tangible assets
Total assets	$2,121,857	$2,596,657
Less:
Intangible assets	5,525	6,655
Tangible assets	$2,116,332	$2,590,002

Total risk-weighted assets
On balance sheet	$1,723,519	$2,128,378
Off balance sheet	53,051	95,220
Total risk-weighted assets	$1,776,570	$2,223,598

Average assets
Total quarterly average assets	$2,281,580	$2,612,204